Exhibit 10.32

AMERICAN HOMES 4 RENT
2021 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT - EXECUTIVE
(TIME-VESTING)

American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), hereby grants restricted share units relating to Class A common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), to the Grantee named below. Additional terms and conditions of the grant are set forth on this cover sheet and in the attached Restricted Share Unit Agreement (together, the “Agreement”), and in the Company’s 2021 Equity Incentive Plan (as further amended from time to time, the “Plan”).
Grantee Name: __________
Grant Date: ________________
Vesting Start Date: _________________
Number of Restricted Share Units granted: _____________
Vesting Schedule: 33% of the restricted share units (rounded down to the nearest whole unit) will vest on the first and second anniversary of the Vesting Start Date and the remaining restricted share units will vest on the third anniversary of the Vesting Start Date, subject to the Grantee’s continued Service through each vesting date.
By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
Name:
Title:

This is not a share certificate or a negotiable instrument.

AMERICAN HOMES 4 RENT
2021 EQUITY INCENTIVE PLAN
RESTRICTED SHARE UNIT AGREEMENT - EXECUTIVE
(TIME-VESTING)

Restricted Share Units
This Agreement evidences an award of restricted share units in the number set forth on the cover sheet, which are subject to the vesting and other terms and conditions set forth in the Agreement and in the Plan (the “Restricted Share Units”).

Restricted Share Units Transferability
Except to the extent the Plan, Applicable Law, and the Committee permit transfer to a Family Member, your Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Share Units be made subject to execution, attachment, or similar process. If you attempt to do any of these things in contravention of the prior sentence, you will immediately forfeit your Restricted Share Units.

Vesting
Your Restricted Share Units will vest in accordance with the Vesting Schedule set forth on the cover sheet of this Agreement, subject to your continued Service through each vesting date.
In the event of your Retirement, any Restricted Share Units that are outstanding on the date of your Retirement will remain outstanding and eligible to vest in accordance with the Vesting Schedule set forth on the cover sheet of this Agreement, subject to (i) the second paragraph under “Forfeiture of Restricted Share Units” below, and (ii) so long as you do not breach any restrictive covenants or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s vendors, suppliers, customers, or employees, or any similar provisions set forth in the separation agreement referenced in the next paragraph.
Retirement means your voluntary resignation from employment, other than while grounds for Cause exist, provided that:
(i)you are (A) at least 55 years old, (B) have at least five years of service with the Company, and (C) the sum of your age and years of service is at least [70];
(ii)you provided the Company written notice of your intention to retire at least six months prior to the retirement date;
(iii)the Committee has taken separate action to approve the retirement date and the continued vesting; and
(iv)you have entered into a separation agreement (including a full release of claims and any non-competition and/or non-solicitation covenants) with the Company in such form as may be provided by the Company, and if the execution of such separation agreement is subject to a revocation period by Applicable Law, the separation agreement has not been revoked and the applicable revocation period, which may not exceed 10 days, has expired.
If and when the preceding conditions for Retirement are satisfied, the Company will determine and, after reasonable notice to you, withhold, based on the closing price of the Common Shares on the New York Stock Exchange near the date of the withholding, the number of Restricted Share Units that collectively represent a value equal to (i) the amount of taxes that become due under the Federal Insurance Contributions Act as a result of the Retirement conditions having been satisfied plus (ii) any pyramiding federal, state, local, or foreign tax or withholding payments that become due as a result of the accelerated vesting and deemed issuance and payment for the Restricted Share Units as described in this paragraph (the “Withholding RSUs”). The Company will calculate and remit these tax amounts on your behalf and the amount of Restricted Share Units covered by this Agreement that are next scheduled to vest will be reduced by the number of Withholding RSUs. However, if, after receipt of notice of the withholding obligation, you promptly tender a cash payment to the Company equal to the withholding obligation, then there will be no reduction in the amount of Restricted Share Units covered by this Agreement.
Notwithstanding the Vesting Schedule set forth on the cover sheet, if your Service is terminated because of your death or Disability, your Restricted Share Units will become 100% vested upon such termination of Service, subject in the case of Disability to the second paragraph under “Forfeiture of Restricted Share Units” below.

Change in Control
Notwithstanding the Vesting Schedule set forth on the cover sheet, your Restricted Share Units will accelerate if so provided in Section 17.3 or 17.4 of the Plan in the event of a Change in Control.
For purposes of this Agreement, “Change in Control” will have the same meaning as defined in the Plan; provided, however, that in no event will a Change in Control be deemed to have occurred under Section 17.3 or 17.4 of the Plan if the Company is merged or consolidated with an Affiliate, even if the Company’s shareholders hold less than 50% of the combined voting power of the voting securities of the Company in the surviving entity.

Forfeiture of Restricted Share Units
In the event that your Service terminates for any reason (except in the limited cases of death, Disability or Retirement as described above), you will forfeit to the Company all of the Common Shares subject to this grant that have not yet vested.
In the event you should take actions in violation or breach of the covenants set forth on Exhibit A, the Company has the right to cause an immediate forfeiture of (i) the Restricted Share Units related to this Agreement, including vested Restricted Share Units that have not yet settled (ii) any Common Shares you own that were received upon settlement of Restricted Share Units under this Agreement if the vesting of such Restricted Share Units was within one year of the breach, and (iii) any proceeds received by you upon the sale of any Common Shares received upon settlement of Restricted Share Units under this Agreement if the vesting of such Restricted Share Units was within one year of the breach.

Leaves of Absence
For purposes of these Restricted Share Units, your Service does not terminate when you go on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued Service crediting or when continued Service crediting is required by Applicable Law or contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employment. The Company, in its sole discretion, determines which leave counts for these purposes and when your Service terminates for all purposes under the Plan.

Delivery
In the event you become vested in all or a portion of the Restricted Share Units under this Agreement, the Restricted Share Units shall be settled by delivery of the Common Shares in respect of each Restricted Share Unit as soon as administratively practicable following the date the Restricted Share Units vest pursuant to the Vesting Schedule set forth on the cover sheet of this Agreement or pursuant to the accelerated vesting provisions under this Agreement, but in no event later than thirty (30) days after the applicable vesting date.

Evidence of Issuance
The issuance of the Common Shares with respect to the Restricted Share Units will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Withholding
In the event that the Company determines that any federal, state, local, or foreign tax or withholding payment is required relating to this grant of Restricted Share Units, the issuance of Common Shares with respect to this grant, or the payment of dividends, the Company will have the right to (i) require you to tender a cash payment, (ii) deduct from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Common Shares to be delivered in connection with the Restricted Share Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company, or (iv) withhold the delivery of vested Common Shares otherwise deliverable under this Agreement to meet such obligations; provided that the Common Shares so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Law.

Retention Rights
The Agreement and the grant of the Restricted Shares Units do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between you and the Company or any Affiliate, the Company and any Affiliate reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights
You have no rights as a shareholder of the Company with respect to the Restricted Share Units unless and until the Common Shares relating to the Restricted Share Units have been issued and either a certificate evidencing the Common Shares has been issued or an appropriate entry has been made on the Company’s books.
Notwithstanding the foregoing, you shall be entitled to receive Dividend Equivalents in respect of each Restricted Share Unit. Specifically, if the Company declares a regular cash dividend on the Common Shares during any period, you shall be entitled to receive Dividend Equivalents in an amount equal to the number of Restricted Share Units held on the record date for such dividend multiplied by the amount of the cash dividend per Common Share declared, as if you had held a number of Common Shares equal to the number of Restricted Share Units of the dividend record date. Any such Dividend Equivalents relating to your Restricted Share Units shall be payable in cash at the same time as the Common Shares underlying the Restricted Share Units, less applicable withholding taxes.
The Restricted Share Units will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event that the Company is subject to such corporate activity.

Clawback
The Restricted Share Units are subject to mandatory repayment by you to the Company to the extent you are, or in the future become, subject to (i) the Company’s Executive Officer Performance-Based Compensation Recovery Policy, as may be amended, or any similar policy effective as of the Grant Date, (ii) any other Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule, or regulation, or (iii) any law, rule, or regulation which imposes mandatory recoupment, under the circumstances set forth in any such law, rule, or regulation.

Applicable Law
The validity and construction of the Agreement will be governed by, and construed and interpreted in accordance with, applicable federal law and the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive laws of any other jurisdiction. Notwithstanding the foregoing, the validity and construction of Exhibit A will be governed by, and construed and interpreted in accordance with, applicable federal law and the laws of the jurisdiction that is your principal place of employment.

The Plan
The text of the Plan is incorporated into the Agreement.
Certain capitalized terms used in the Agreement are defined in the Plan and have the meaning set forth in the Plan.
The Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Share Units. Any prior agreements, commitments, or negotiations concerning the Restricted Share Units are superseded except to the extent such agreement expressly provides that it supersedes the terms of this Agreement.

Data Privacy
To administer the Plan, the Company may collect personal data about you. This data includes information provided in the Agreement, any changes to such information, and other personal and financial data about you, including your contact information and payroll information, for the purposes of facilitating the administration of the Plan.

Disclaimer of Rights
The grant of Restricted Share Units under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. Restricted Share Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Code Section 409A
The grant of Restricted Share Units under this Agreement is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in this Agreement, neither the Company, any Affiliate, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you for such tax or penalty.

By signing the Agreement, you agree to all of the terms and conditions described above and in the Plan.
Attachment

EXHIBIT A

(a)    Acknowledgement. You understand and agree that you are a key employee and occupy a position of trust and confidence with respect to the Company’s business affairs, and that you will be privy to non-public information relating to the Company and its affiliates, including, without limitation, their business relationships; negotiations; past, present and prospective activities; methods of doing business; business models; know-how; trade secrets; tenant lists; the identity of potential business partners; marketing plans; financial and technical information; other information generally regarded as confidential and proprietary; and all forms of the foregoing information, as well as modifications, enhancements, and improvements to any of the foregoing, including in digital, physical, tangible, and intangible form (hereinafter collectively referred to as the “Confidential Information”), provided, however, that Confidential Information does not include information that is publicly available through no fault of yours or that arises solely from your general training, knowledge, skill, or experience. You agree that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information (including trade secrets), to protect the goodwill of the Company and its affiliates, and to protect the Company and its affiliates against harmful competition, harmful solicitation of employees, and other actions by you based on your special knowledge acquired during employment that would result in serious adverse consequences for the Company and its affiliates. Accordingly, in consideration of the Company providing the award set forth in this Agreement, you agree to be bound by the terms of this Agreement, including this Exhibit A. But for your agreement to these provisions, the Company would not be granting you the award set forth in this Agreement.
(b)    Non-Use and Non-Disclosure of Confidential Information. You agree that during and after your employment (regardless of the reason your employment ends), you will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of, Confidential Information, and you will not (i) use Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of your employment, or (ii) disclose the Confidential Information to any third party without the prior written authorization of the Company. You agree that you obtain no title to any Confidential Information, and that as between you and the Company, Confidential Information is property of the Company.
(c)    Non-Solicitation of Employees, Consultants, and Advisors. From the date of this Agreement until twenty-four (24) months following the termination of your employment (regardless of the reason for the termination), you shall not, directly or indirectly, other than as an employee of and for the benefit of the Company or its affiliates, solicit, entice, persuade, or induce any individual who is employed by the Company or its affiliates or engaged by the Company or its affiliates as a consultant or advisor or similar role (or who was so employed or engaged within six (6) months prior to your action) to terminate or refrain from continuing such employment or engagement, or to obtain employment or engagement with another entity or person besides the Company or its affiliates. This paragraph (c) shall not apply to persons who earn less than a salary threshold imposed by Applicable Law.
(d)    Non-Competition. From the date of this Agreement until twelve (12) months following the termination of your employment (with the sole exception of a termination of your employment by the Company without Cause), you shall not directly or indirectly (i) have any equity interest in any Competing Business, or (ii) manage, operate, control, work for, provide services to, be employed by, advise, assist, or take similar action in connection with a Competing Business, where your position or service is of the same or similar nature as the work you perform for the Company. For purposes of this Agreement, “Competing Business” shall mean a person or entity whose primary and principal business activity is the ownership, management, leasing, acquisition, renovation and/or development of single-family homes for rent in the United States. Notwithstanding the foregoing, you may own, as a passive investor, securities of any publicly-traded entity, so long as your direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity and you are not a controlling person of, or a member of a group that controls, such entity. This paragraph (d) shall not apply to persons employed by the Company in California or persons who earn less than a salary threshold imposed by Applicable Law and shall not restrict lawyers from the practice of law.
(e)     Rights Not Subject to Limitation.
(i)Notwithstanding anything in this Agreement, you may disclose, without violating the terms of this Agreement, Confidential Information that you are specifically required by court order, subpoena or law to disclose, but you agree to disclose only that portion of Confidential Information that is legally required to be disclosed. You further understand and acknowledge that nothing in this Agreement or any other Company agreement or policy prohibits you from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), cooperating with any such governmental agency or entity or self-regulatory organization in connection with any such possible violation, or making other disclosures or taking other actions (including, without limitation, receiving any whistleblower award provided for under such laws or regulations) that are protected under the whistleblower provisions of federal, state, or local law or regulation, in each case without any notice to or authorization from the Company.

(ii)No provision in this Agreement is intended to interfere with or restrain employee communications regarding wages, hours, or other terms and conditions of employment or to otherwise interfere with any rights you may have under the National Labor Relations Act.
(iii)In accordance with the Defend Trade Secrets Act of 2016, you understand you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, you understand an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(iv)Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in or related to the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, or about the existence of a settlement involving such conduct.
(f)    Remedies. The remedies set forth in this Agreement in the section “Forfeiture of Restricted Share Units” shall be the sole remedies under this Agreement with respect to a breach of the covenants in this Exhibit A.
(g)    Reformation and Severability. If it is determined by a court, arbitrator, or other adjudicator of competent jurisdiction that any restriction in this Exhibit A is excessive with respect to geographic area, duration, or scope or is otherwise unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court, arbitrator, or adjudicator to render it enforceable to the maximum extent permitted by law. In the event that modification is not possible or that the applicable law does not permit such reformation, then you and the Company agree that, because each of your obligations in this Exhibit A is a separate and independent covenant, any unenforceable obligation shall be severed, and all remaining obligations shall be enforced.